EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of November 7, 2003, by and between MODTECH HOLDINGS, INC., a Delaware corporation (the “Holding Company”), and EVAN M. GRUBER, an individual residing in the State of California (“Executive”).

R E C I T A L S

WHEREAS, Executive currently serves as Chief Executive Officer of the Holding Company pursuant to that certain agreement entitled “Employment Agreement” executed by Executive and dated February 16, 1998 (the “1998 Agreement”);

WHEREAS, the 1998 Agreement would expire on December 31, 2003, unless extended or superceded by mutual agreement of the parties; and

WHEREAS, the Holding Company desires to retain the services of Executive on the terms and conditions provided herein, and Executive is willing to provide such services on such terms and conditions;

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties contained herein, the parties agree as follows:

1. Termination of Prior Agreement; Effective Date. This Agreement terminates and takes the place of the existing employment agreement between the Holding Company and Executive, referred to above as the 1998 Agreement. The termination of the 1998 Agreement shall be effective as of November 7, 2003.

2. Term. This Agreement shall continue in full force and effect for a period which shall commence on November 7, 2003, and shall continue until December 31, 2004 (the “Term”), unless sooner terminated as hereinafter provided or extended by the mutual agreement of the parties. On December 31, 2004, and each one-year anniversary of that date, this Agreement shall automatically be renewed for a period of one year, unless either party shall have given the other prior written notice of their intent not to renew this Agreement.

3. Employment. Executive shall serve as the Chief Executive Officer of the Holding Company and shall have such responsibilities, duties and authority customarily associated with such position, including day-to-day responsibility for the management of all of the Holding Company’s affairs and operations, and oversight of the operations and management of its direct and indirect subsidiaries (the “Subsidiaries”). Executive shall report directly to the Board of Directors and shall be subject to its reasonable direction in the performance of his duties. In addition, Executive shall serve as a member of the Holding Company’s Board of Directors, and on one or more committees thereof, but without compensation other than as provided for in Section 4 below. Executive shall devote such of his working time and effort to the business and affairs of the Holding Company and its Subsidiaries. Executive shall at all times perform his duties and obligations faithfully and diligently and to the best of Executive’s ability.

4. Compensation.

(a) Base Salary. As compensation for the services provided by Executive hereunder, during the Term of this Agreement, the Holding Company shall pay Executive an annual base salary of not less than $465,000 per year (“Base Salary”). Executive’s Base Salary shall be reviewed by the Holding Company’s Board of Directors from time to time at its discretion but not less often than annually, and Executive shall receive such Base Salary increases as the Holding Company’s Board of Directors shall determine. Executive’s Base Salary will not be decreased during the Term of this Agreement. All Base Salary shall be payable in equal installments in conformity with the Holding Company’s normal payroll periods, but not less frequently than monthly.

(b) Bonus. In addition to the Base Salary payable to Executive as provided in Section 4(a) above, Executive shall be entitled to receive, for each full or partial calendar year during the Term hereof, a bonus which shall be calculated and paid as provided in Exhibit A attached hereto.

(c) Stock Options. In addition to the Base Salary payable to Executive as provided in Section 4(a) above, and the bonus provided in Section 4(b) above, Executive shall be entitled to receive, for each full or partial calendar year during the Term hereof, incentive stock options which shall be granted as provided in Exhibit A attached hereto.

(d) Other Incentive Plans. In addition to the foregoing, during the Term of this Agreement, Executive shall be a full participant in any and all incentive plans and equity compensation plans in which Senior Officers of the Holding Company or its Subsidiaries participate that are in effect on the date hereof or that may hereafter be adopted, with at least the same reward opportunities, if any, that are provided to other Senior Officers of the Holding Company and its Subsidiaries from time to time during the term of this Agreement. For purposes of this Agreement, the term “Senior Officers” is defined as the Senior Officers of the Holding Company who participate in the Incentive Bonus Plan as provided in Exhibit A attached hereto.

5. Benefits and Vacations.

(a) Benefits. Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the Term of this Agreement, and the Holding Company and its Subsidiaries will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive’s rights or benefits thereunder, except to the extent that such changes are made applicable to all

Senior Officers eligible to participate in such plans, arrangements and perquisites on a non-discriminatory basis. Without limiting the generality of the foregoing, Executive shall be entitled to participate in or receive benefits under all plans relating to any pension plans, profit sharing plans, non-qualified deferred compensation plans and related “rabbi” trusts, life insurance plans, disability benefit plans, vacation and holiday pay plans, medical, dental and welfare plans, and other present or successor plans and practices of the Holding Company and its Subsidiaries for which Senior Officers are eligible, and to all payments and other benefits under any such plan or practice subsequent to the Term of this Agreement as a result of participation in such plan or practice during the Term of this Agreement.

(b) Vacations and Holidays. Executive shall be entitled to the number of paid vacation days in each calendar year, and to compensation for earned but unused vacation days, determined by the Holding Company from time to time for its Senior Officers, but not less than four (4) weeks in each full year of the Term hereof. Executive shall also be entitled to all paid holidays given by the Holding Company to its Senior Officers.

6. Expenses. During the Term hereof, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive (in accordance with the policies and procedures from time to time adopted by the Board of Directors of the Holding Company for its Senior Officers) in performing the services contemplated hereunder, provided that Executive properly accounts therefor in accordance with the Holding Company’s policy.

7. Termination.

(a) Death. Executive’s employment hereunder shall terminate immediately upon the death of Executive.

(b) Disability. In the event that Executive shall be unable to perform the services contemplated hereunder by reason of disability, illness or other incapacity, such failure to so perform such duties shall not be grounds for terminating the employment of Executive by the Holding Company; provided, however, that the Holding Company may terminate Executive’s employment hereunder should the period of such incapacity exceed six (6) consecutive months (“Disability”). Any such termination shall not be considered to be for “Cause” as defined in Section 7(d) below.

(c) By the Holding Company, Upon Notice. Executive’s employment hereunder may be terminated by the Holding Company prior to the expiration of the Term, with or without Cause. If the termination is without Cause, the Holding Company will provide Executive with thirty (30) days prior written notice. If the termination is for Cause, it will take effect as provided in Section 7(d) below.

(d) By the Holding Company, For Cause. For the purposes of this Agreement, “Cause” means (i) the willful and continued failure by Executive to substantially perform Executive’s duties hereunder, other than any such failure resulting from Executive’s incapacity due to physical or mental illness, after a demand for substantial performance is delivered to Executive by the Board of Directors of the Holding Company (the “Board”) which specifically identifies the manner in which the Board believes that Executive has not substantially performed such duties and Executive has not diligently and in good faith taken reasonable steps to comply with such demand within 30 days of his receipt of the same, or (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Holding Company. For purposes of this Section 7(d), no act, or failure to act, on Executive’s part shall be considered “willful” merely because it was the result of bad judgment or negligence; rather, such act or failure to act must have been done, or omitted to have been done, by Executive other than in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Holding Company. Notwithstanding the foregoing, Executive’s employment shall not be deemed to have been terminated for “Cause” unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the outside members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct described above in clauses (i) or (ii) of this Section 7(d) and specifying the particulars thereof in detail. In the event that Executive is terminated for Cause, the Holding Company shall pay Executive’s Base Salary through the date of termination, and any bonuses which have been earned by Executive through the date of termination, after deducting any amounts lawfully owing from Executive to the Holding Company, and shall thereafter have no further obligation to Executive, except to the extent that Executive may be entitled to exercise any of the options granted to Executive as contemplated in Section 4(c) above or otherwise.

(e) By Executive, For Good Reason. Executive shall be entitled to terminate his employment with the Holding Company hereunder for “Good Reason.” For purposes of this Agreement, any termination of employment under any one or more of the following circumstances shall be for “Good Reason:”

(i) Without Executive’s express written consent, the assignment to Executive of any duties inconsistent with Executive’s positions, duties, responsibilities and status with the Holding Company, or a change in Executive’s reporting responsibilities, titles or offices as in effect upon the execution hereof, or any removal of Executive from or any failure to re-elect Executive to the Holding Company’s Board of Directors or any other of Executive’s positions, except in connection with the termination of Executive’s employment for Cause, Disability or as a result of death;

(ii) The reduction by the Holding Company of Executive’s Base Salary, as the same may thereafter be increased from time to time;

(iii) The failure by the Holding Company to continue Executive’s participation in the bonus and other compensation plans and incentive plans specified in Sections 4(b), 4(c) and 4(d) hereof;

(iv) The failure by the Holding Company to continue Executive’s participation in any benefit plan, pension plan, qualified retirement plan, life insurance plan, vacation plan, holiday plan, car lease plan, medical expense, health and accident plan or disability plan, or expense reimbursement arrangement specified in Sections 5 and 6 hereof, or the taking of any action by the Holding Company (prompt notice of which shall be provided to Executive) which would adversely affect Executive’s participation in (including increasing Executive’s costs of such participation), or materially reduce Executive’s benefits under, any of such plans, or which would deprive Executive of any other fringe or personal benefits under any of such plans; provided, however, that notwithstanding the provisions of this Section 7(e)(iv), the Holding Company’s providing benefits of a type or amount different than as provided for hereinabove shall not be deemed a “Good Reason” if required by law or if implemented with respect to all Senior Officers;

(v) The relocation of the Holding Company’s principal executive offices to a location outside of Riverside County, California, or the requirement by the Holding Company that Executive be based anywhere other than at the Holding Company’s principal executive offices or the location where Executive is based at the time of execution hereof, except for required travel on the Holding Company’s business to an extent substantially consistent with Executive’s business travel obligations in effect immediately prior to the execution hereof; or, in the event Executive consents to any such relocation of the Holding Company’s principal executive offices or change in the location where Executive is based, the failure by the Holding Company (A) to pay (or promptly reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of Executive’s principal residence in connection with such relocation, and (B) to indemnify Executive against any loss (defined as Executive’s cost of terminating any lease for such residence, if it is leased, or if Executive owns such residence the difference between the actual sale price of such residence and the higher of Executive’s aggregate investment in such residence or the fair market value of such residence as determined by any real estate appraiser designated by Executive and reasonably satisfactory to the Holding Company) realized in the lease termination or sale of Executive’s principal residence in connection with any such change of residence, and (C) to reimburse Executive for the amount of any federal, state and local income taxes for which Executive becomes liable by a reason of Executive’s receipt of any amounts under this Section 7(e)(v);

(vi) Any purported termination of Executive’s employment by the Holding Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7(g) below; or

(vii) A determination by Executive made in good faith that, as a result of a detrimental change in circumstances significantly affecting Executive’s position, Executive is unable properly to carry out all of the authorities, powers, functions, duties and responsibilities attached to Executive’s position and contemplated by Section 3, and the situation is not remedied within 30 days after receipt by the Holding Company of written notice from Executive of such determination.

(f) By Executive, Without Good Reason. Executive shall be entitled to terminate his employment with the Holding Company hereunder without “Good Reason” as defined in Section 7(e) above, upon thirty (30) days prior written notice. In the event that Executive terminate his employment without “Good Reason,” the Holding Company shall pay Executive’s Base Salary through the date of termination, and any bonuses which have been earned by Executive through the date of termination, after deducting any amounts lawfully owing from Executive to the Holding Company, and shall thereafter have no further obligation to Executive, except to the extent that Executive may be entitled to exercise any of the options granted to Executive as contemplated in Section 4(c) above or otherwise.

(g) Form of Notice. Any termination of Executive’s employment by the Holding Company for Disability or Cause, or by Executive for Good Reason, shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and shall set forth the date upon which such termination is to become effective (“Date of Termination”).

8. Compensation on Certain Terminations. If Executive terminates Executive’s employment during the Term of this Agreement for Good Reason, or if the Holding Company terminates Executive’s employment without Cause, or if the Holding Company does not renew the Agreement at the expiration of the Term, including any renewal Term, Executive shall be entitled to the following severance benefits:

(a) Severance Payment. The Holding Company or its successor, shall pay to Executive in a lump sum payment an amount equivalent to eighteen (18) months of his Base Salary, less required withholding and deductions (the “Severance Payment”). In the event of Executive’s death, the Severance Payment shall be made to his estate or beneficiaries, as the case may be. The Severance Payment shall be made in full within thirty (30) days following the Date of Termination. Executive is not required to mitigate the amount of the Severance Payment by seeking other employment or otherwise, nor shall any compensation earned by Executive in other employment or otherwise reduce the amount of the Severance Payment.

(b) Stock Options. All stock options, warrants and similar rights relating to capital stock of the Holding Company held by Executive shall cease vesting as of the effective date of Executive’s termination. Executive shall have the right to exercise vested stock options in accordance with Option Plan rules. The vesting of all stock options granted to Executive prior to his termination for the purchase of stock of the Holding Company, and Executive’s time in which to exercise vested stock options, may be extended an additional eighteen (18) months, if the parties mutually agreement to enter into a consulting agreement, whereby Executive would provide consulting services to the Holding Company as an independent contract following his termination from employment. It is understood by all parties, however, that neither Executive nor the Holding Company shall be obligated to enter into any such consulting agreement.

(c) Medical Benefits. Provided that Executive timely elects continuation of his and his eligible dependents medical and dental insurance coverage under COBRA, and they remain eligible for the continuation of such coverage under COBRA, the Holding Company will cause to be continued medical and dental coverage substantially equivalent to the coverage maintained by the Holding Company or its Subsidiaries for Executive and his eligible dependents prior to his termination. The Holding Company shall provide such coverage to Executive at no premium cost to Executive, and it shall provide such coverage to Executive’s eligible dependents under the same terms and conditions, including the requirement of premium contributions, as applicable to Senior Officers in active employment status. Such coverage shall cease upon the earliest of the following events: (i) expiration eighteen (18) months from the Date of Termination, or (ii) when Executive or his eligible dependents cease to qualify for such extension of coverage under COBRA.

(d) Life Insurance and Long Term Disability Insurance. To the extent permitted by the Holding Company’s group insurance policies, the Holding Company will cause to be continued Executive’s life insurance coverage and long term disability insurance coverage substantially equivalent to the coverage maintained by the Holding Company or its Subsidiaries for Executive prior to his termination at no premium cost to the Executive. Such coverage will terminate upon the expiration of eighteen (18) months following the Date of Termination. If such continuation is not permitted by the Holding Company’s group insurance policies, the Holding Company, for a period of eighteen (18) months, will reimburse Executive for the premium cost incurred to obtain comparable life insurance and long term disability insurance under private policies, up to the amount the Holding Company would have paid to provide such coverage to Executive had he remained an employee of the Holding Company.

(e) Other Benefits. Nothing in Sections 8(a) through 8(d) shall deprive Executive of any rights, payments, benefits or service credit for benefits after termination of employment which were earned pursuant to any provision of this Agreement or any plan or practice of the Holding Company on or prior to such termination including, without limitation, any pension or welfare benefits and any rights under the Holding Company’s pension, deferred compensation, or other benefit plans.

9. Indemnification. The Holding Company shall indemnify Executive to the fullest extent permitted by law, for all amounts (including, without limitation, judgments, fines,

settlement payments, expenses and attorneys’ fees) incurred or paid by Executive in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to the performance by Executive of services for, or the acting by Executive as a director, officer or employee of, the Holding Company, or any subsidiary of the Holding Company or any other person at the Holding Company’s request. Any fees or other necessary expenses incurred by Executive in defending any such action, suit, investigation or proceeding shall be paid by the Holding Company in advance, subject to the Holding Company’s right to seek repayment from Executive if a determination is made that Executive was not entitled to indemnity. During the Term of this Agreement and for eighteen (18) months following Executive’s Date of Termination, the Holding Company or its successor shall maintain general liability and directors and officers liability insurance covering Executive for claims and other amounts set forth in this Section 9. Nothing in this Section 9 or elsewhere in this Agreement is intended to prevent the Holding Company from indemnifying Executive to any greater extent than is required by this Section 9.

10. Proprietary Information. Executive acknowledges that certain confidential and/or trade secret information, including but not limited to technological information, has been and will continue to be disclosed to Executive by the Holding Company during the Term of his employment. Executive hereby acknowledges that all such information and technology, whether currently existing or hereafter developed by the Holding Company through or involving the services and efforts of Executive hereunder, shall at all times consist of and be preserved by Executive as valuable trade secrets and confidential information which is proprietary to and owned exclusively by the Holding Company, and that Executive does not have, and shall not have or hereafter acquire, any rights in or to any such information and technology, including without limitation any patents, inventions, discoveries, know-how, trademarks or trade names used or adopted by the Holding Company in connection with the design, development, manufacture, marketing, sale or installation of any products which at any time during the continuation hereof may be offered and sold or licensed by the Holding Company. Executive further warrants and agrees that he shall not at any time, whether during the continuance of this Agreement or after its expiration or earlier termination, whether by Executive or by the Holding Company, in any manner or form, directly or indirectly, use, disclose, duplicate, license, sell, reveal, divulge, publish or communicate any portion of any such information or technology, nor use, disclose, duplicate, license, sell, reveal, divulge, publish or communicate any other confidential information concerning the Holding Company, or any customers or other products of the Holding Company, to any person, firm or entity.

11. Competition. During the Term hereof, Executive shall not, without the Holding Company’s prior written consent, directly or indirectly engage in any business activity, or have any interest in any person, firm or other entity engaged in any business activity, in which the Holding Company at the time is engaged or is planning to engage. During the Term hereof and for a period of twenty-four (24) months thereafter, Executive shall not directly or indirectly: (a) divert or take away or solicit or attempt to divert or take away any of the Holding Company’s customers, including without limitation those customers with whom Executive became acquainted while retained by the Holding Company; (b) employ, or knowingly permit any business entity controlled by Executive to employ, any person who during the period of twelve (12) months immediately preceding such time has been employed by the Holding Company; (c)

solicit or otherwise seek to induce any employee of the Holding Company to leave his or her employment with the Holding Company; or (d) undertake planning for or organization of any business activity that will injure the Holding Company’s business, or conspire with employees of the Holding Company for the purpose of organizing any such injurious business activity.

12. General Provisions.

(a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the Holding Company or Executive at their respective last known address. Either party may change its address by written notice given in accordance with this subparagraph.

(b) This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that Executive may not assign any or all of Executive’s rights or duties hereunder without the prior written consent of the Holding Company.

(c) This Agreement is made and entered into, is to be performed primarily within, and shall be governed by and construed in all respects in accordance with the laws of the State of California.

(d) Captions and Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

(e) Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

(f) This Agreement contains the entire agreement of the parties, and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Holding Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or therein, and that no other agreement, statement or promise not contained herein or therein shall be relied upon or be valid or binding. This Agreement may not be modified or amended by oral agreements, but only by an agreement in writing signed by the Holding Company on the one hand, and by Executive on the other hand.

(g) In the event of any litigation between Executive and the Holding Company concerning the rights or obligations of any party under this Agreement, the non-

prevailing party shall pay the reasonable costs and expenses, including attorneys’ fees, of the prevailing party in connection therewith.

(h) This Agreement shall not be terminated by the Holding Company merging with or otherwise being acquired by another entity, whether or not the Holding Company is the surviving entity, or by the Holding Company transferring all or substantially all of its assets (any such event, an “Acquisition”). In the event of an Acquisition, the surviving entity or transferee, as the case may be, shall be bound by and shall have the benefits of this Agreement, and the Holding Company shall not enter into any Acquisition unless the surviving entity or transferee, as the case may be, agrees to be bound by the provisions of the Agreement.

(i) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes. This Agreement may be executed by a party’s signature transmitted by facsimile (“fax”), and copies of this Agreement executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

By:	/s/ CHARLES C. MCGETTIGAN

Charles C. McGettigan Chairman of the Board, Modtech Holdings, Inc

By:	/s/ EVAN GRUBER

Evan Gruber CEO, Modtech Holdings, Inc.

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